Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SERVICES ACQUISITION CORP. INTERNATIONAL,

JJC ACQUISITION COMPANY,

AND

JAMBA JUICE COMPANY

DATED AS OF MARCH 10, 2006

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 10, 2006, by and among Services Acquisition Corp. International, a Delaware corporation (“Parent”), JJC Acquisition Company, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Jamba Juice Company, a California corporation (the “Company”).

RECITALS

A.            Parent, Merger Sub and the Company intend to enter into a business combination transaction by means of a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the California General Corporation Law (the “CGCL”), with the Company to be the surviving corporation of the Merger, through an exchange of all the issued and outstanding shares of capital stock of the Company for cash.

B.            Pursuant to the Merger, each outstanding share of Company common stock (“Company Common Stock”) and company preferred stock (“Company Preferred Stock”) shall be converted into the right to receive the Per Share Merger Consideration (as determined by and defined in Section 1.5(a)), upon the terms and subject to the conditions set forth herein.

C.            The Board of Directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement, and the other transactions contemplated by this Agreement, and approve the Merger.

D.            The respective Boards of Directors of Parent and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGER

1.1           The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2           Effective Time; Closing.  Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of California, a properly executed agreement of merger (the “Merger Agreement”) and a properly executed Certificate of Merger (the “Certificate of Merger”) in such form as may be agreed by the parties hereto and as required by the relevant provisions of the CGCL (the time of such filing with the Secretary of State of the State of California, or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined).  The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively).  Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”), counsel to Parent, at 666 Third Avenue, New York, New York 10017, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).  Closing signatures may be transmitted by facsimile.

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL, as applicable.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation; Bylaws.  (a)  At the Effective Time, the certificate of incorporation of the Merger Sub shall be the certificate of incorporation of the Surviving Corporation.

(b)           Also at the Effective Time, the bylaws of the Merger Sub shall be the bylaws of the Surviving Corporation.

1.5           Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a)           Conversion of Company Capital Stock.  Each share of Company Common Stock, each share of Company Preferred Stock (collectively, the “Company Capital Stock”) and each vested Company Option (subject to the provisions of Section 5.18) issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(b) and Dissenting Shares pursuant to Section 1.13) will as of the Closing Date be automatically converted into the right to receive that amount of cash determined by multiplying the applicable Per Share Merger Consideration by the number of shares of Company Capital Stock held by each Company stockholder and holder of vested Company Options (subject to the provisions of Section 5.18), determined on an as-converted and as-exercised basis, provided, that, in all circumstances, the following provisions shall apply:

(A)          “Per Share Merger Consideration” means an amount, expressed in dollars and cents, equal to the Total Merger Consideration, divided by the sum of (i) the total number of shares of Company Capital Stock and shares underlying vested Company Options ((subject to the provisions of Section 5.18), determined on an as-converted and as-exercised basis, issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(b)), plus (ii) the number of shares of Company Capital Stock issuable upon exercise of all unvested Company Options and unexercised Company Warrants outstanding immediately prior to the Effective Time, determined using the Treasury Method, which, as of the date hereof, is estimated to be Six Dollars ($6.00).  If the Per Share Merger Consideration determined as provided above plus any pro-rata amounts deducted for application to the Escrow Cash or the Representative Account, is less than Six Dollars ($6.00), then the aggregate Per Share Merger Consideration payable to the holders of the Company’s Capital Stock (other than holders of the Company’s Series E Preferred Stock) and holders of vested Company Options (subject to the provisions of Section 5.18) shall be reduced by the minimum amount necessary and allocated to the Per Share Merger Consideration payable to holders of the Company’s Series E Preferred Stock so that the Per Share Merger Consideration plus any pro-rata amounts deducted for application to the Escrow Cash or the Representative Account, payable to the holders of the Company’s Series E Preferred Stock equals Six Dollars ($6.00), and the Per Share Merger Consideration payable to holders of the Company’s Capital Stock (other than holders of the Company’s Series E Preferred Stock) and holders of vested Company Options (subject to the provisions of Section 5.18) shall be reduced accordingly.

(B)           “Treasury Method” shall mean the treasury stock method which assumes that all outstanding “in the money” Company Options and unexercised Company Warrants to be assumed by Parent are exercised, with the proceeds from such exercises being used to purchase as many shares of Company Capital Stock as possible, at the estimated Per Share Merger Consideration (including, for this purpose, the allocable share of cash deposited as part of the Escrow Cash and in the Representative Account) of Six Dollars ($6.00).

(C)           “Statement of Expenses” shall have the meaning ascribed to such term in Section 5.22.

(D)          “Total Indebtedness” shall mean $16,000,000.

(E)           “Total Merger Consideration” shall mean $265,000,000 less Total Indebtedness and the amount of the Company Third Party Expenses as reflected on the Statement of Expenses.

(b)           Cancellation of Treasury and Parent-Owned Stock.  Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(c)           Stock Options.

(i)            Each vested Company Stock Option then outstanding under the Company’s 1994 Stock Incentive Plan and 2001 Equity Incentive Plan (the “Company Stock Option Plans”) shall be converted into the right to receive, with respect to each share of Company Capital Stock issuable pursuant to such Company Stock Option, the applicable Per Share Merger Consideration payable to holders of Common Stock, less any amounts that would have been payable by the holder of such Company Stock Option to the Company, or required to be withheld by the Company, upon the exercise of such Company Stock Option with respect to such share of Company Capital Stock.

(ii)           All unvested options to purchase Company Common Stock outstanding at the Effective Time under the Company’s Stock Option Plans shall be exchanged for options to purchase Parent Common Stock in accordance with Section 5.18.

(d)           Warrants.  All unexercised Company Warrants outstanding at the Effective Time, provided they have been amended in a manner reasonably acceptable to Parent, shall be assumed by Parent in accordance with Section 5.18, and all holders of Company Warrants shall thereafter have the right to purchase shares of Parent Common Stock.

(e)           Capital Stock of Merger Sub.  Each share of common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.  Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

1.6           Surrender of Certificates.  (a)  Exchange Agent.  Prior to the Effective Time, Parent shall designate a United States bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) in the Merger.

(b)           Exchange Procedures.  At the later of (i) the Effective Time and (ii) three (3) Business Days following the Closing, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (A) a letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange

Agent and shall be in such form and have such other provisions as Parent may specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Per Share Merger Consideration.  Upon delivery of a Letter of Transmittal to the Exchange Agent or to such other agent or agents as may be appointed by Parent duly completed and validly executed in accordance with the instructions thereto, together with surrender of a Certificate (or Certificates) for cancellation, the holder of Company Common Stock shall be entitled to receive in exchange cash constituting the Per Share Merger Consideration to which such holder is entitled pursuant to Section 1.5 (less the cash to be deposited with the Escrow Agent on such holder’s behalf) and the Certificate(s) so surrendered shall forthwith be canceled.  Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable Per Share Merger Consideration provided for in this Article I.

(c)           Parent to Provide Parent Cash.  On the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with this Section 1.6 the Total Merger Consideration payable pursuant to Section 1.5 in exchange for all outstanding shares of Company Capital Stock, all shares underlying vested Company Options (subject to the provisions of Section 5.18)  and shares issued pursuant to exercised Company Warrants pursuant to Section 6.3(g); provided, however, that, on behalf of the Company’s stockholders, Parent shall deposit a portion of the Total Merger Consideration otherwise payable to each stockholder to (i) the Escrow Agent pursuant to Section 1.10 and Article VII in an amount equal to $19,875,000 and (ii) to the Representative Account pursuant to Section 1.11(b)(ii) in the amount of $2,000,000.

(d)           No Liability.  Notwithstanding anything to the contrary in this Section 1.6, none of the Exchange Agent, Parent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)           Required Withholding.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”),or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.7           No Further Ownership Rights in Company Stock.  All cash issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, that the shares of Company Capital Stock formerly represented by such Certificates were converted into the right to receive applicable Per Share Merger Consideration; provided, however, that, as a condition precedent to the issuance of such cash, the owner of such lost, stolen or destroyed Certificates shall indemnify Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.9           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.10         Escrow.  As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing the parties shall deposit $19,875,000 in cash (such cash, together with all earnings thereon is referred to as the “Escrow Cash”) of the Total Merger Consideration, deducted from the Total Merger Consideration otherwise payable to each of the Company’s stockholders on a pro-rata basis, to be held during the period ending one year from the Effective Date (“Escrow Period”), all in accordance with the terms and conditions of the Escrow Agreement in the form annexed hereto as Exhibit A (the “Escrow Agreement”), to be entered into at the Closing between Parent, the Representative (as defined in Section 1.11(b)) (who shall be designated by the Company in writing prior to the Effective Date, until a successor is appointed pursuant to Section 1.11(b)) and Continental Stock Transfer and Trust Company (“Continental”), as Escrow Agent.  Subject to Article VII, on the first business day following the conclusion of the Escrow Period, the Escrow Agent shall deliver the Escrow Cash, less any such amounts applied in satisfaction of a claim for indemnification and any amounts reserved against pending claims related to the indemnification obligations set forth in Article VII, to each of the Company’s former stockholders, after giving effect to the Merger (“Former Stockholders”) in the same proportions as initially deposited in escrow.  The remaining Escrow Cash, to the extent not applied in satisfaction of a claim for indemnification, or so reserved, will be distributed to such Persons promptly upon resolution of the dispute or claim.

1.11         Committee and Representative for Purposes of Escrow Agreement.  (a)  Parent Committee.  Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s right to indemnification pursuant to Article VII hereof.  In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing.  Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b)           Stockholders’ Representative.

(i)            In order to administer efficiently (i) the implementation of the Agreement on behalf of the Former Stockholders and (ii) the settlement of any dispute with respect to the Agreement, the Company shall, prior to the Effective Time, designate one to three Persons to act as a representative on behalf of the Former Stockholders (collectively, the “Representative”).  By approving this Agreement, the Company’s stockholders authorize and empower the Company to make such designation, approve and ratify all of the rights, powers and authorities provided to the Representative under the terms of this Agreement, and agree to be bound by all decisions and other actions taken by the Representative

(ii)             In order to reimburse the Representative for its fees and costs, and to fund any costs of defense of any claims by the Parent Indemnitees under Article VII at the Closing the Parent, at the direction of the Company, shall deposit $2,000,000 in cash of the Total Merger Consideration otherwise payable to each of the Company’s stockholders on a pro-rata basis with a financial institution identified by the Company to Parent in writing prior to the Closing (the “Representative Account”), to be held until the Escrow Period has terminated and no further claims remain outstanding under Article VII or the Escrow Agreement.  The funds in the Representative Account shall bear interest, and such funds together with any interest thereon, less the fees and costs of the Representative, and any fees or costs incurred to fund costs of defense for any claims by the Parent Indemnitees under Article VII, shall, following Closing, be returned to each of the Former Stockholders in the same proportions as initially deposited in the Representative Account.  The Representative is hereby granted the authority to seek reimbursement from the Representative Account for its fees and costs, and to fund any costs of defense of any claims by the Parent Indemnitees under Article VII.  In no event shall Parent or any Parent Indemnitees have any rights or recourse to the Representative Account, either for claims under Article VII or otherwise.  In no event shall the Parent or Parent Indemnitees have any responsibility or obligation with respect to the Representative Account other than to deposit the $2,000,000 referred to above therein.

(iii)          From and after the Effective Time, the Former Stockholders hereby authorize the Representative (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Former Stockholders or the settlement of any dispute, including, without limitation, with regard to matters pertaining to the indemnification provisions of this Agreement and the Escrow Agreement, (ii) to give and receive all notices required to be given under the Agreement and the Escrow Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Former Stockholders by the terms of this Agreement and the Escrow Agreement.

(iv)          If no Representative is ever appointed or if any Representative dies, becomes legally incapacitated or resigns from such position, another Person designated by the remaining Representatives, or if none remain, by the Former Stockholders holding the right to receive more than 50% in interest of the Escrow Cash (the “Requisite Former Stockholders”), who shall be identified to Parent as soon as practicable, shall fill such vacancy and shall be deemed to be the Representative for all purposes of this Agreement; provided, however, that no change in the Representative shall be effective until Parent is given written notice of such change.  If no Representative is then currently serving, the Representative shall be deemed to be the Requisite Former Stockholders.

(v)           All decisions and actions by the Representative as provided in this Section 1.11 or under the Escrow Agreement shall be binding upon all of the Former Stockholders, and no Former Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(vi)          By their execution and/or approval of this Agreement and the Merger, the Company and its stockholders agree that:

(A)          Parent shall be able to rely conclusively on the instructions and decisions of the Representative as to any actions required or permitted to be taken by the Representative hereunder and under the Escrow Agreement, and no party hereunder shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the Representative;

(B)           all actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Former Stockholders and no Former Stockholder shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, the Escrow Agreement, except for fraud or willful breach of this Agreement by the Representative; and

(C)           the provisions of this Section 1.11 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Former Stockholders to the Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Former Stockholder.

(D)          All fees and expenses, including, without limitation, all attorney’s fees and expenses incurred in connection with defending or settling any claim by Parent under this Agreement, and any amounts under subsection (E) below, incurred by the Representative shall be paid by the Former Stockholders out of the Representative Account.

(E)           In taking any action hereunder and under the Escrow Agreement, the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient; provided, however, that the Representative shall not waive any rights with respect to any individual Former Stockholder(s)’ interest(s) if such waiver would have the effect of disproportionately and adversely affecting such individual Former Stockholders(s) as compared to the interests of the other Former Stockholders, without the prior consent of the affected Former Stockholder(s).  The Representative shall not be liable to Parent or the Former Stockholders for any act performed or omitted to be performed by it in the good faith exercise of its duties and shall be liable only in the case of fraud or willful breach of this Agreement by the Representative.  The Representative may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel.  The Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.  If the Representative requires liability errors and omissions insurance as a condition to accepting the role of Representative, the premium cost shall be reimbursed from the Representative Account.  If the funds in the Representative Account have been exhausted, Representative may resign without liability to the Former Stockholders.

1.12         Notice to Holders of Derivative Securities.  As promptly as practicable after the execution of this Agreement, the Company, after consultation with Parent, shall give the holders of Company Options and Company Warrants any required notices pursuant to the terms thereof.

1.13         Shares Subject to Appraisal Rights.  (a)  Notwithstanding any provisions of this Agreement to the contrary, Dissenting Shares (as hereinafter defined) shall not be entitled to receive their Per Share Merger Consideration and the holders thereof shall be entitled only to such rights as are granted by the CGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the CGCL shall receive payment therefor from the Surviving Corporation in accordance with the CGCL, provided, however, that (i) if any stockholder of the Company who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the CGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the CGCL, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive the Per Share Merger Consideration (net of the pro rata amounts deposited in the Escrow Account and the Representative Account) as provided in Section 1.5, and the right to participate pro rata in distributions of any remaining amounts of Escrow Cash and amounts in the Representative Account.  The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(b)           As used herein, “Dissenting Shares” means any shares of Company Common Stock held by stockholders of the Company who are entitled to appraisal rights under the CGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the CGCL.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions and other disclosures set forth in a disclosure schedule of the Company to be delivered by the Company on or following execution of this Agreement pursuant to Section 5.23 (the “Company Schedule”), the Company hereby represents and warrants to Parent and Merger Sub, as follows:

2.1           Organization and Qualification.  (a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Complete and correct copies of the articles of incorporation and by-laws (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel.  The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)           The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Each jurisdiction in which the Company is so qualified or licensed is listed in Section 2.1 of the Company Schedule.

(c)           The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since January 1, 2000.  Copies of such Corporate Records of the Company have been heretofore made available to Parent or Parent’s counsel.

(d)           The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities record ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since January 1, 2000.  Copies of such records of the Company have been heretofore made available to Parent or Parent’s counsel.

2.2           Subsidiaries.  (a)  The Company has no subsidiaries.  Except as set forth in Section 2.2(a) of the Company Schedule, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

2.3           Capitalization.  (a)  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value per share, of which there were 10,639,004 shares issued and outstanding as of March 8, 2006 and 30,000,000 shares of Preferred Stock, no par value per share.  Of the authorized Preferred Stock: 3,150,000 shares have been designated Series A Preferred Stock, 3,000,000 of which shares are issued and outstanding; 2,625,993 shares have been designated Series B Preferred Stock, 2,250,053 of which shares are issued and outstanding; 7,552,524 shares have been designated Series C Preferred Stock, 7,415,206 of which shares are issued and outstanding; 11,671,483 shares have been designated Series D Preferred Stock, 9,998,905 of which shares are issued and outstanding; and 4,000,000 shares have been designated Series E Preferred Stock, 2,482,726 of which shares are issued and outstanding.  No other shares of Preferred Stock are issued or outstanding.  No shares of capital stock are held in the Company’s treasury.  All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of Company or any agreement or document to which the Company is a party or by which it is bound, and were issued in compliance with all applicable federal and state securities laws. As of March 8, 2006, the Company had reserved an aggregate of 7,029,941 shares of Common Stock (net of exercises) for issuance to employees, consultants and non-employee directors pursuant to the Company Stock Option Plans, under which options were outstanding for an aggregate of 5,998,839 shares.  All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.  Section 2.3(a) of the Company Schedule lists each holder of Company Common Stock and Company Preferred Stock, each outstanding option (the “Company Options”) and each outstanding warrant (“Company Warrants”) to acquire shares of Company Common Stock or Company Preferred Stock, as applicable, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the vesting schedule and termination date of such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any.  The Company has no obligation (contingent or otherwise) to pay any dividend with respect to any shares of Company Capital Stock or to make any other distribution in respect thereof.  The Company has delivered to Parent or Parent’s Counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and Company Warrants.

(b)           Except as contemplated by this Agreement and except as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)           Except as contemplated by this Agreement and except as set forth on Section 2.3(c) of the Company Schedule, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

2.4           Authority Relative to this Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger).  The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), will upon approval by the Company’s stockholders, be duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors), subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the CGCL and the terms and conditions of this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5           No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to obtaining the approval of this Agreement and the Merger by the stockholders of the Company, conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) except as set forth in Section 2.5 of the Company Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Material Company Contracts or (iv) except as set forth in Section 2.5 of the Company Schedule, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i)

(ii)for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration of the required waiting period thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or prevent consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement.

2.6           Compliance.  The Company has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business.  Except as set forth in Section 2.6 of the Company Schedule, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person).  The Company is not in violation of any term of any Material Company Contract.

2.7           Financial Statements.  (a)  The Company has provided to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended June 28, 2005, June 29, 2004 and June 24, 2003 (the “Audited Financial Statements”).  The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (“U.S.  GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated in accordance with U.S. GAAP.

(b)           Company has provided to Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company through January 10, 2006  (the “Unaudited Financial Statements”).  The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with, U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated in accordance with U.S. GAAP, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(c)           Since January 1, 2000, the books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth.

(d)           Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, or as set forth in Section 2.7(d) of the Company Schedule, the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, and (iv) except as set forth in Section 2.7(d) of the Company Schedule, are not the subject of any actions or proceedings brought by or on behalf of the Company.

(e)           To the knowledge of the Company, the Company has established adequate internal controls for a privately held company for purposes of preparing the Company’s periodic financial statements.

2.8           No Undisclosed Liabilities.  Except as set forth in Section 2.8 of the Company Schedule, to the knowledge of the Company, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except:  liabilities provided for in or otherwise disclosed in the balance sheet included in the Unaudited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since January 10, 2006, none of which would have a Material Adverse Effect on the Company.

2.9           Absence of Certain Changes or Events.  Except as set forth in Section 2.9 of the Company Schedule or in the Unaudited Financial Statements, or as otherwise provided in this Agreement, since January 10, 2006, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, other than pursuant to the Company’s Stock Option Plans in the ordinary course, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10         Litigation.  Except as disclosed in Section 2.10 of the Company Schedule, there are no claims, suits, actions or proceedings pending which have been served on the Company, or, to the knowledge of the Company, otherwise pending or threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

2.11         Employee Benefit Plans and Compensation.  (a)  Definitions.  With the exception of the definition of “Affiliate” set forth in Section 2.11(a) below (which definition shall apply only to this Section 2.11(a)), for purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current, former or rehired employee, consultant, officer or director of the Company or any Affiliate.

“Employee Agreement” shall mean each employment, consulting or similar agreement not terminable at will by the Company, each agreement providing for severance,  relocation, repatriation, expatriation or similar agreement (including, without limitation, any offer letter or any agreement providing for acceleration of Company Stock Options) between the Company or any Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any Affiliate, whether formally or informally or with respect to which the Company or any Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)           Section 2.11(b) of the Company Schedule sets forth a complete and accurate list of each Company Employee Plan and Employee Agreement.  The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.  The Company has previously made available to Parent a true and complete table setting forth the name, position and salary of each employee of the Company.

(c)           Documents.  The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and written interpretations thereof and all related trust documents; (ii) the five (5) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts; (vi) all communications from the Company within the prior three (3) years material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan received by the Company within the prior three (3) years; (viii) all COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years; (xi) the most recent registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan; and (xii)

the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d)           Employee Plan Compliance.  The Company has performed all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no actions, suits or claims pending which have been served on the Company or, to the knowledge of the Company, otherwise pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than accrued benefits and ordinary administration expenses).  There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan.  Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.  The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e)           No Pension Plan.  Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f)            No Self-Insured Plan.  Neither the Company nor any Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides healthcare, life, disability or other welfare benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(g)           Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.  Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)           No Post-Employment Obligations.  No Company Employee Plan or Employment Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i)            COBRA; FMLA; HIPAA.  The Company and each Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees in all material respects.  The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j)            Effect of Transaction.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a “parachute payment” under Section 280G of the Code with respect to any Employee, .

(k)           Employment Matters.  The Company: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, employee safety and wages and hours, and in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no action, suits, claims or administrative matters pending which have been served on the Company, or to the Company’s knowledge, otherwise pending or threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan.  There are no pending, which have been served on the Company, or to the Company’s knowledge, otherwise pending or threatened or reasonably anticipated claims or actions against Company, any Company trustee under any worker’s compensation policy.  To the Company’s knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement, non-competition or non-solicitation agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.  The services provided by each of the Company’s and its Affiliate’s Employees is terminable at the will of the Company and its Affiliates and any such termination would result in no liability to the Company or any Affiliate.

(l)            No Interference or Conflict.  To the knowledge of the Company, no officer, Employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, Employees, or consultants is now bound.

(m)          International Employee Plan.  Neither the Company nor any Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

2.12         Labor Matters.  The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

2.13         Restrictions on Business Activities.  Except as disclosed in Section 2.13 of the Company Schedule, to the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by Company as currently conducted.

2.14         Title to Properties; Absence of Liens and Encumbrances.

(a)           Real Property Owned or Leased by the Company.

(i)            Franchised Property. Section 2.14(a)(i) of the Company Schedule lists each parcel of real property currently owned, leased, subleased or licensed by the Company and leased or subleased, as the case may be, to a franchisee, in each case, with the store ID and address (the “Franchised Property”).

(ii)           Company-Operated Stores. Section 2.14(a)(ii) of the Company Schedule lists each company-operated store, together, in each case, with the store ID, address and designation as owned or leased (the “Company-Operated Stores”).

(iii)          Other Real Property. Section 2.14(a)(iii) of the Company Schedule lists each surplus or vacant parcel of real property currently owned, leased, subleased or licensed by the Company, which, together with that certain lease agreement with respect to the property located at 1700 17th Street, San Francisco, California (the “Headquarters Lease”), constitutes all real property owned, leased, subleased or licensed by the Company and not listed in Sections 2.14(a)(i) or 2.14(a)(ii) of the Company Schedule (the “Other Real Property”).

(b)           Owned Real Property. Set forth in Section 2.14(b) of the Company Schedule hereto is a complete list of all real property and interests in real property owned in fee simple by the Company (the “Owned Real Property”). The Company has good, valid and marketable fee simple title to the Owned Real Property.

(c)           Real Property. For purposes of this Agreement, “Real Property” shall mean the Franchised Property, the Company-Operated Stores and the Other Real Property. All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Real Property.

(d)           Leases. True, correct and complete copies of all leases, subleases or licenses for each parcel of real property currently leased, subleased or licensed by the Company (the “Leased Real Property”), together with any assignments, guaranties or amendments thereto (collectively, the “Lease Documents”) have been delivered or made available to Parent. All such current leases, subleases and licenses are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, to the knowledge of the Company, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or by the other party to such lease, sublease or license.

(e)           Liens.   Except as disclosed in Sections 2.14(a)(i), 2.14(a)(ii), 2.14(a)(iii) or 2.14(b) of the Company Schedule, the Company owns or has valid leasehold fee interests in its properties and assets (other than assets disposed of in the ordinary course of business since January 10, 2006, free and clear of all encumbrances created by the Company.  Except as set forth on Section 2.14(a)(iii) of the Company Schedule, the Company is not a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement).  The Company is not a party to any agreement or option to purchase any real property or interest therein other than options for renewal of Leased Real Property for the benefit of the Company.

(f)            Entire Interest. Except as set forth in Section 2.14(f)(i) of the Company Schedule, the Company has not leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property other than in the ordinary course of business.  Except as set forth in Section 2.14(f)(ii) of the Company Schedule, the Company has not vacated or abandoned any portion of the Real Property or given notice to any third party of their intent to do the same.

(g)           Condemnation. Except as set forth in Section 2.14(g) of the Company Schedule, the Company has not received written notice of an expropriation or condemnation proceeding pending, threatened or proposed against the Real Property.

2.15         Taxes.  (a)  Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)           Tax Returns and Audits.  Except as set forth in Section 2.15 of the Company Schedule:

(i)            The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to Company.  To the Company’s knowledge, all such Returns are true, correct and complete in all material respects.  The Company has paid all Taxes shown to be due on such Returns.  The Company is not a “United States real property holding corporation,” as defined in section 897 of the Internal Revenue Code of 1986, as amended, and Section 1.897-2(b) of the regulations promulgated thereunder.

(ii)           All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)          The Company is not delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)          To the Company’s knowledge, no audit or other examination of any Return of the Company by any Tax authority is presently in progress.  The Company has not been notified of any request for such an audit or other examination.

(v)           No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi)          The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

(vii)         The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16         Environmental Matters.  (a)   Except as disclosed in Section 2.16 of the Company Schedule: (i) the Company has complied with all applicable Environmental Laws; (ii) the properties currently operated by the Company (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances by any action of the Company; (iii) the properties formerly owned by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or, to the Company’s knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not been associated with any release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)           As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)           As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.  The Company, and, to the knowledge of the Company, each other Person that operates the Properties and the Leased Real Property, has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Properties and the Leased Real Property under any applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(d)           There are no pending which have been served on the Company or, to the knowledge of the Company, otherwise pending or threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Properties and the Leased Real Property under Environmental Law, or (ii) the restoration, remediation or reclamation of any Properties or Leased Real Property, except as set forth on Section 2.16 of the Company Schedule.

(e)           Except as set forth on Section 2.16 of the Company Schedule, there are no environmental investigations, studies or audits with respect to any of the Properties or Leased Real Property owned or commissioned by, or in the possession of, the Company.

2.17         Brokers; Third Party Expenses.  Except as set forth in Section 2.17 of the Company Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.  No shares of common stock, options, warrants or other securities of the Company are payable to any third party by Company as a result of the Merger.

2.18         Intellectual Property.  For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith:  (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

“Company Products” means all current versions of products of the Company.

(a)           Except as disclosed on Section 2.18 of the Company Schedule, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation which has been served on the Company, or to the Company’s knowledge, otherwise pending, restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(b)           Except as disclosed on Section 2.18 of the Company Schedule, the Company owns and has good and marketable title to each material item of Company Intellectual Property owned by it free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company as now conducted, including the sale of any products or the provision of any services by the Company.

(c)           To the Company’s knowledge, the operation of the business of the Company as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and (ii) the Company’s use of any product, device or process has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.19         Agreements, Contracts and Commitments.  (a)  Section 2.19 of the Company Schedule sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto.  For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company), (ii) the term “Routine Operating Contracts” shall mean retail store leases, operating agreements, distribution agreements and other similar agreements routinely used in the day to day operations of the Company, and (iii) the term “Material Company Contracts” shall mean (x) each Company Contract that is not a Routine Operating Contract and (I) which provides for payments (present or future) to the Company in excess of $175,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $175,000, and (y) without limitation of subclause (x), each of the following Company Contracts (but excluding in every case Routine Operating Contracts), the relevant terms of which remain executory:

(i)            any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company in excess of $100,000;

(ii)           any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer, director or stockholder (“Insider”) of the Company;

(iii)          any guaranty, direct or indirect, by the Company or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)          any Company Contract of employment other than for at-will employment;

(v)           any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vi)          any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii)         any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)        any collective bargaining agreement with any labor union;

(ix)           any lease or similar arrangement for the use by the Company of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $100,000 in the aggregate); and

(x)            any Company Contract to which any Insider of the Company is a party.

(b)           Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.  True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore made available to Parent or Parent’s counsel.

(c)           Except as set forth in Section 2.19 of the Company Schedule, neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract.  No party to any Company Contract has given any written notice of any claim of any breach, default or event, which, with notice or lapse of time or both would become a breach of or default under, any Material Company Contract.  Each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

2.20         Insurance.  (a)  Section 2.20(a) of the Company Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party (the “Insurance Policies”).  The Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as reasonably determined by the Company’s Board of Directors.  All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies of the Insurance Policies have been made available to Parent.

(b)           There are no claims pending as to which coverage has been questioned, denied or disputed.  All claims thereunder have been filed in a due and timely fashion and the Company has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company received notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.21         Governmental Actions/Filings.  Except as set forth in Section 2.21 of the Company Schedule, to the Company’s knowledge, the Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted by it) or used or held for use by the Company.  Each such Governmental Action/Filing is in full force and effect, and the Company is in substantial compliance with all of its obligations with respect thereto.  To the Company’s knowledge, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings.  No Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.  For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22         Interested Party Transactions.  Except as set forth in the Section 2.22 of the Company Schedule or in the Audited Financial Statements or the Unaudited Financial Statements, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees.  Except as set forth in Section 2.22 of the Company Schedule, to the Company’s knowledge, none of the Company’s officers or employees has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each officer or employee of Company and members of their respective immediate families may own less than 1% of the outstanding stock in publicly traded companies that may compete with Company.  Except as set forth in Section 2.22 of the Company Schedule, to the knowledge of the Company, no officer or director or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23         Corporate Approvals.  The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its stockholders, and (ii) to recommend that the stockholders of the Company approve this Agreement.

2.24         Proxy Statement.  The information to be supplied by the Company for inclusion in Parent’s proxy statement (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) shall not at the time the Proxy Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the proxy statement to be sent in connection with the meeting of Parent’s stockholders to consider the approval of this Agreement (the “Parent Stockholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to Parent’s stockholders, and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by the Company in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading.  If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company which is contained in any of the foregoing documents.

2.25         Franchise Matters.  (a)  Except as set forth in Section 2.25(a) of the Company Schedule, there are no Persons authorized or privileged to use the Intellectual Property Rights under any contract.  Section 2.25(a)(i) of the Company Schedule sets forth the name and address of each franchisee that is operating a store using the Intellectual Property Rights and each developer who is authorized to open and operate a store using the Intellectual Property Rights. Except as set forth in Section 2.25(a)(ii) of the Company Schedule, the royalty fee percentage specified in each extant franchise agreement remains in effect, is being paid when due and has not been reduced, modified, waived or otherwise affected by any franchise agreement “side letter,” modification, amendment, waiver or suspension, in whole or in part, and, to Company’s knowledge, there are no franchisees who are in material default of their franchise agreements. Except as set forth in Section 2.25(a)(iii) of the Company Schedule, there are no area developers who are in material default with their development obligations under their area development agreements.

(b)           Section 2.25(b) of the Company Schedule lists each state or other jurisdiction in which the Company is currently registered, or with which the Company filed an application for registration or an exemption from registration, to sell franchises, and the effective date of each such registration. Except as set forth in Section 2.25(b) of the Company Schedule, all franchise registrations remain in full force and effect and are not the subject of any existing or threatened government or other action intended, in whole or in part, to result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance which would reasonably be expected to materially impair the Company’s ability routinely to renew or amend any such franchise registration and/or enter into franchise agreements in any jurisdiction. To the knowledge of the Company, the Company is currently in compliance with all laws relating to the offer and sale of franchises in all states and countries where the Company is conducting franchise activities and has, without limitation, prepared all disclosure documents and secured all registrations to effectuate such franchise activities.

(c)           The Company’s current Uniform Franchise Offering Circulars (“UFOCs”) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as set forth in Section 2.25(c) of the Company Schedule and to the extent required by law, each current franchisee has been given a UFOC Item 23 “receipt” at least 10 Business Days prior to executing his/her/its franchise agreement or area development agreement with the Company.

(d)           Except as set forth in the UFOCs or in Section 2.25(d) of the Company Schedule, (i) there is no pending franchise or franchise-related Action which has been served or, to the Company’s knowledge, is otherwise pending or threatened, (ii) to Company’s knowledge, there are no pending franchisee complaints, threats to initiate an Action, threats to file complaints with any Governmental Authority and/or threats to otherwise complain of the Company in any material respect, (iii) there exists no written or, to Company’s knowledge, other complaint, inquiry, investigation, or judicial or administrative action or proceeding, communicated or commenced (as the case may be) by any Governmental Authority to or against the Company regarding its offer and sale of franchises, the administration of its franchise network, advancing or referring to any complaint received from any franchisee, inquiring of or contesting any element of the Company’s franchise program or franchise relationships, and/or otherwise related to the Company’s compliance with any franchise Law, and (iv) to Company’s knowledge, there exists no material Action or other claims asserted by any third party against any of the Company’s franchisees in which the Company is or may become a party thereto, including under a negligence or “vicarious liability” theory.

(e)           Except as set forth in Section 2.25(e) of the Company Schedule, to Company’s knowledge, none of the Company’s franchisees or area developers are currently involved in a workout or other financial restructuring or any insolvency, bankruptcy or similar proceeding; or contemplating or scheduled to undertake a workout or other financial restructuring or any insolvency, bankruptcy or similar proceeding.

2.26         Representations and Warranties Complete.  The representations and warranties of the Company included in this Agreement, as modified by the Company Schedule, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.27         Survival of Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall survive the Closing until one year after the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent represents and warrants to the Company, as follows:

3.1           Organization and Qualification.  (a)  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted.  Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.  Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company.  Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b)           Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c)           Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted.  Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, are attached hereto as Exhibit B.  Merger Sub is not in violation of any of the provisions of the Merger Sub’s Charter Documents.

3.2           Authority Relative to this Agreement.  Each of Parent and Merger Sub has full corporate power and authority to:  (i) execute, deliver and perform this Agreement, and each ancillary document which Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger).  The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by its Board of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3           No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by

Parent and Merger Sub shall not:  (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (ii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.4           Compliance.  Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent.  The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements.  Parent is not in default or violation of any term, condition or provision of its Charter Documents.  No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.5           SEC Filings; Financial Statements.  (a)  Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement.  As of their respective dates, the Parent SEC Reports:  (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b)  Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.6           No Undisclosed Liabilities.  Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since January 10, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.  Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

3.7           Absence of Certain Changes or Events.  Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since January 10, 2006, there has not been:  (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.8           Litigation.  There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

3.9           Interested Party Transactions.  Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent.  To Parent’s knowledge, none of its officers or employees has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee or officer of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent.  To Parent’s knowledge, no officer or director or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.10         Board Approval.  The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

3.11         Trust Fund.  As of the date hereof and at the Closing Date, Parent has and will have no less than $126,720,000 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents.

3.12         Representations and Warranties Complete.  The representations and warranties of Parent included in this Agreement, as modified by the Parent Schedule, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.13         Survival of Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall not survive the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by Company and Parent.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.  In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

(a)           Waive any stock repurchase rights, accelerate (except as disclosed in the Company Schedule), amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)           Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)           Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company, or Parent as applicable;

(d)           Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)           Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

(f)            Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, except for (i) the issuance of Company common stock upon the exercise of outstanding Company Stock Options or warrants, or issuance of common stock upon the conversion of any Company Preferred Stock;

(g)           Amend its Charter Documents unless required to do so hereunder;

(h)           Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services, other than franchise and area development agreements entered into in the ordinary course of business upon prior notice to Parent;

(i)            Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice and (B) and the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)            Incur Indebtedness, except for up to $22,000,000 of Indebtedness (including Total Indebtedness) incurred in the ordinary course of business to carry out the business plan. For purposes of the foregoing, “Indebtedness” shall mean (a) all obligations of the Company for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances in respect of deferred revenue), (b) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of the Company upon which interest is customarily paid, (d) all obligations of the Company for purchase money financing, including obligations under conditional sale or other title retention agreements or issued or assumed in respect of deferred purchase price, relating to assets purchased by the Company, (e) all guarantees by the Company of any obligation of the type described in the clauses hereof of any other person, (f) all capital lease obligations of the Company, (g) all interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements and (h) all obligations of the Company as an account party in respect of bankers’ acceptances, in the case of each clause above, as of such date;

(k)           Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)            Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m)          Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)           Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)           Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $250,000 in any 12 month period, other than the Company under a Routine Operating Contract;

(p)           Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(q)           Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(r)            Except as set forth in the Company Schedule, permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(s)           Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(t)            Take or omit to take any action, the taking or omission of which would be reasonably anticipated to have a Material Adverse Effect;

(u)           Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates (other than payment of salary and benefits in the ordinary course of business consistent with past practice);

(v)           enter into any material area development agreement or enter into any franchise agreement or area development agreement without first amending the Company’s effective UFOCs to include such information regarding the transactions contemplated by this Agreement as required by applicable Law; or

(w)          Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Proxy Statement; Parent Stockholders’ Meeting.  (a)  As promptly as practicable after the execution of this Agreement, Parent will prepare and file the Proxy Statement with the SEC.  Parent will respond to any comments of the SEC and Parent will use its commercially reasonable efforts to mail the Proxy Statement to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file any other filings required under the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”) or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement, (collectively, the “Other Filings”).  Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Other Filing. The Proxy Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and Parent, such amendment or supplement. The proxy materials will be sent to the stockholders of Parent for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of  (i) the adoption of this Agreement and the approval of the Merger (“Parent Stockholder Approval”); (ii) the issuance and sale of shares of Common Stock to the extent that such issuance requires shareholder approval under the rules of the American Stock Exchange, and (iii) the adoption of an Equity Incentive Plan (the “Parent Plan”) at the Parent Stockholders’ Meeting.  Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock.  Parent covenants to, within a reasonable time following the Closing, amend the Certificate of Incorporation of Parent to change Parent’s name to “Jamba, Inc.” or such similar available name as recommended by management of Parent following the Closing.

(b)           As soon as practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with the Delaware General Corporation Law (the “DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including, without limitation, the matters described Section 5.1(a).

(c)           Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting.  Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement).  The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of date of its distribution to the holders of Parent Common Stock (or any amendment or supplement thereto) or at the time of the Parent Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)           Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval

5.2           Company Stockholder Approval.  (a)  As promptly as practicable after the execution of this Agreement, the Company will prepare and file any filings required under the CGCL, the Securities Act or any Other Filings relating to the Merger and the transactions contemplated by this Agreement required by law to be filed by the Company.  The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  Applicable proxy materials or other materials will be sent to the stockholders of Company for the purpose of soliciting proxies to vote in favor of the adoption of this Agreement and the approval of the Merger, or other approval from the stockholders of Company (the “Company Stockholder Approval”).

(b)           The Company will use its reasonable best efforts to obtain the approval of its stockholders within two weeks of the date of this Agreement, but in any event as soon as practicable following the date of this Agreement and in no event shall such meeting be held later than April 30, 2006.  The Company shall seek to obtain such approval by calling a meeting of the Company’s stockholders’ or otherwise obtain approval of the stockholders for the purpose of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Company for approval or adoption.

(c)           Parent represents and warrants that the information relating to Parent supplied by Parent for inclusion in Company proxy or other materials provided to the Company’s stockholders will not as of date of its distribution to the holders of Company stockholders (or any amendment or supplement thereto) or at the time of the Company Stockholder Approval contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

5.3           Directors and Officers of Parent and the Surviving Corporation After Merger.  Parent and the Company shall take all necessary action so that the persons listed on Schedule 5.3 are appointed or elected, as applicable, to the positions of officers and directors of Parent and the Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing.

5.4           Voting Agreements.  Certain stockholders of the Company mutually agreed between the Company and Parent shall enter into a Voting Agreement in the form of Exhibit C hereto (the “Voting Agreement”) concurrently with the execution of this Agreement.

5.5           HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by Parent and the Company.

5.6           Other Actions.  (a)  At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing.  Prior to Closing, Parent and the

Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”).  Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

(b)           The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby.  This obligation shall include, on the part of Parent, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental dated as of June 29, 2005.  Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.  In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

5.7           Required Information.  In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.3 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.  Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.8           Confidentiality; Access to Information.  (a)  Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.  In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b)           Access to Information.  (i)  Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request.  No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii)           Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request.  No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(iii)          Notwithstanding anything to the contrary contained herein, each party (“Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

5.9           Charter Protections; Directors’ and Officers’ Liability Insurance.  (a)  All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in the Charter Documents of Parent or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)           For a period of six (6) years after the Closing Date, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)           If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.9.

(d)           The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.11(a).

5.10         Public Disclosure.  From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system.  Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.  Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this Agreement, Parent will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which Parent shall consult with the Company. Parent shall provide to Company for review and comment a draft of the Current Report on Form 8-K prior to filing with the SEC; provided that unless objected to by the Company by written notice given to Parent within two (2) days after delivery to the Company specifying the language to which reasonable objection is taken, any language included in such Current Report shall be deemed to have been approved by the Company and may be filed with SEC and used in other filings made by Parent with the SEC.

5.11         Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.12         Certain Claims.  As additional consideration for the issuance of the Per Share Merger Consideration pursuant to this Agreement, each of the Company stockholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such stockholder’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing, to the extent that the bases for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement or the Escrow Agreement.

5.13         No Securities Transactions.  Neither the Company nor any of its affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  The Company shall use its best efforts to require each of its officers, directors, employees, agents, representatives and stockholders to comply with the foregoing requirement.

5.14         [Reserved]

5.15         No Claim Against Trust Fund; Sole Remedy For Termination of Agreement.  The Company acknowledges that, if the transactions contemplated by this Agreement are not consummated by Parent by December 29, 2006 (subject to a six-month extension in certain circumstances), Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund.  Accordingly, the sole remedy for any claim by the Company against Parent or the Merger Sub, or Parent or Merger Sub against the Company, for any monetary claims or otherwise, for any reason whatsoever, including but not limited to a breach of this Agreement by any party or any negotiations, agreements or understandings in connection herewith (other than as a result of the Merger, pursuant to which the Company and its stockholders will have the right to recover the Total Merger Consideration from monies in the Trust Fund, from the Escrow Cash or otherwise) shall be as set forth in Section 8.2.

5.16         Disclosure of Certain Matters.  Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Parent or the Company, or (e) would require any amendment or supplement to the Proxy Statement.  The parties shall have the right and obligation to supplement or amend the Company Schedule and Parent Schedule (the “Disclosure Schedules”) being delivered pursuant to this Agreement with respect to any matter arising or discovered after delivery thereof which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules.  The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date.  Notwithstanding any such amendment or supplementation, for purposes of Sections 2.2(a) and 2.3(a), and 3.1(c), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of delivery of the Disclosure Schedules in accordance with Section 5.23, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of delivery thereof in accordance with Section 5.23.

5.17         No Solicitation.  (a)  The Company will not, and will cause its affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction (an “Acquisition Proposal”), provided that this Section 5.17 shall not prohibit (i) negotiations with, and the provision of information to, any other person in connection with a superior Acquisition Proposal by such other person or (ii) recommending any superior Acquisition Proposal with such other person to the shareholders of the Company (which shall not constitute a breach of this Agreement), if the Board of Directors of the Company determines in good faith after consultation with counsel that failure to take such actions could reasonably be expected to be inconsistent with their fiduciary obligations under applicable law.

(b)           Parent will not, and will cause its employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar transaction.

(c)           The Company shall promptly advise Parent of the nature of any written offer, proposal or indication of interest that is submitted to the Company and the identity of the Person making such written offer, proposal or indication of interest.

5.18         Stock Options and Warrants.  (a)  At the Effective Time, the Company’s obligations with respect to each outstanding unvested Company Option (and unexercised vested option, subject to the provisions of this Section 5.18) and unexercised Company Warrant (if amended in a manner reasonably acceptable to Parent) will be assumed by Parent, and Parent shall thereafter be obligated to issue Parent Common Stock upon exercise thereof.  Each Company Warrant shall be exercisable on the terms, and into the number of shares of the Parent Common Stock, as set forth in the Company Warrant as so amended.  Each Company Option so assumed by Parent under this Agreement shall be subject to the same terms and conditions set forth in Company’s Stock Option Plans as in effect immediately prior to the Effective Time, and (i) such Company Option will be exercisable for that number of shares of Parent Common Stock equal to the product of the number of Shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.  Following the Effective Time, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock that are subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option.  In addition, if Parent has not filed a registration statement on Form S-8 registering the exercise of any Company Options assumed by Parent pursuant to this Section 5.18 prior to Closing, Parent shall file such registration statement with the SEC on the 90th day following the Closing (to the extent the exercise of such options is eligible to be registered using a Form S-8 registration statement).  The “Exchange Ratio”  shall be determined such that (a) the aggregate intrinsic value of the new Parent Options is not greater than the aggregate intrinsic value of the Company Options immediately prior to the assumption and (b) the ratio of the exercise price per option to market value per share is unchanged.  The parties agree that Parent will permit holders of vested Company Options to elect, on an individual basis, to either exercise such Company Options and participate in the Merger or have those Company Options assumed, on the same basis as the unvested Company Options, by the Parent, unless there are, in the sole judgment and discretion of Parent, significant tax, accounting or securities laws issues (including any requirement of registering on a Form other than S-8) with treating vested options identically to unvested options.  The parties will make such determination on or before April 30, 2006.

(b)           Parent will reserve sufficient shares of Parent Common Stock for issuance under this Section 5.18.

5.19         Benefit Arrangements.  Parent agrees that all employees of the Company who continue employment with Parent or any subsidiary of Parent after the Effective Time (“Continuing Employees”) shall be eligible to continue to participate in the Company’s health, vacation, welfare and retirement benefit plans; provided, however, that (i) nothing in this Section 5.19 or elsewhere in this Agreement shall limit the right of Parent to amend or terminate any such benefit plan or arrangement at any time, and (ii) if Parent terminates any such plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent’s benefit plans and vacation policies, in each case to the same extent as employees of Parent in similar positions and at compensation grade levels.  Continuing Employees shall receive credit for service time as an employee of the Company for purposes of eligibility to participate, vesting, and eligibility to receive benefits under any such Parent benefit plan and for purposes of vacation accrual for service accrued or deemed accrued prior to the Effective Time.  Additionally, any life, health and disability benefits available to Continuing Employees and their eligible dependents under Parent’s benefit plans shall not be subject to any insurability requirement or pre-existing condition exclusion that would not apply to the corresponding benefit provided under a plan maintained by the Company immediately prior to the Effective Time.  Parent shall further provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year in which the Effective Time occurs in satisfying any applicable deductibles or out-of-pocket requirements under corresponding Parent benefit plans. Nothing in this Section 5.19 or elsewhere in this Agreement,  shall be construed to create a right in any employee to continuing employment.

5.20         Company Actions.  The Company shall use its best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Parent and Merger Sub to fulfill its obligations hereunder.

5.21         Financing.             The Company agrees to provide, and will cause its directors, officers and employees to provide, all cooperation reasonably necessary in connection with the arrangement of financing to be consummated contemporaneously with or at or after the expiration of the Effective Time in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, audited and unaudited financial statements, comfort letters of accountants and legal opinions as may be reasonably requested by Parent or Merger Sub and taking such other actions as are reasonably required to be taken by the Company in connection with any financing, providing that such cooperation shall not interfere unreasonably with the business or operations of the Company and the Company shall not be required to incur material incremental out-of-pocket costs in respect of such cooperation unless Parent shall have undertaken to reimburse the Company all such reasonable and documented out-of-pocket costs.

5.22         Fees and Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred by the Company (“Company Third Party Expenses”) at least five (5) business days prior to the

Closing Date in form reasonably satisfactory to Parent (the “Statement of Expenses”).  Any Company Third Party Expense in excess of the Company Third Party Expenses reflected on the Statement of Expenses used to reduce the Total Merger Consideration (“Excess Third Party Expenses”), shall be subject to the indemnification provisions of Article VII and shall not be subject to the Basket.  Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Parent

5.23         Company Schedule.  The Company shall deliver to Parent the Company Schedule on or before the expiration of five (5) business days following the date of this Agreement, which Company Schedule shall be satisfactory to Parent in its reasonable discretion

5.24         Company Warrants.  Promptly following the date hereof, the Parent and the Company shall meet and confer for the purpose of determining the terms and conditions of the form of amendment to the Company Warrants that will be reasonably acceptable to the Parent, and the Company will use its reasonable best efforts on or before April 30, 2006 to obtain the requisite approval of holders of the Company Warrants for approval of amendment or their election to exercise the Company Warrants effective on or before the Closing

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           HSR Act; No Order.  All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(b)           Stockholder Approval.  The Parent Stockholder Approval shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to Parent’s Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware to be effective as of the Closing.  This Agreement shall have been duly approved and adopted by the stockholders of the Company by the requisite vote under the laws of the State of California and the Company Charter Documents.

(c)           Parent Common Stock.  Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents

(d)           Escrow Agreement.  Parent, the Company, the Escrow Agent and the Representative shall have executed and delivered the Escrow Agreement.

6.2           Additional Conditions to Obligations of Company.  The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.16, on and as of the Closing Date with the same force and effect as if made on the Closing Date.  Each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.16, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.  The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b)           Agreements and Covenants.  Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c)           No Litigation.  No order shall have been entered to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(d)           Consents.  Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e)           Material Adverse Effect.  No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f)            Other Deliveries.  At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(g)           Opinion of Counsel.  The Company shall have received from Mintz Levin, counsel to Parent, an opinion of counsel in substantially the form annexed hereto as Exhibit D.

(h)           Trust Fund.  Parent shall have made appropriate arrangements with Continental to have the Trust Fund disbursed to Parent immediately upon the Closing.

(i)            Parent Financing.  Parent shall have entered into agreements sufficient, together with the cash in the Trust Fund, to pay the Total Merger Consideration.

(j)            Stock Quotation or Listing.  The Parent Common Stock at the Closing will be listed for trading on the AMEX or quoted for trading on NASDAQ, if the application for such listing is approved, and there will be no action or proceeding pending or threatened against Parent to prohibit or terminate the listing of Parent Common Stock on the AMEX.

6.3           Additional Conditions to the Obligations of Parent.  The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)           Representations and Warranties.  Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.16, on and as of the Closing Date with the same force and effect as if made on the Closing Date.  Each representation and warranty of the Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.16, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.  Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of Company (“Company Closing Certificate”).

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c)           No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)           Appraisal Rights.  Holders of no more than five percent (5%) of the shares of any class of securities of the Company outstanding immediately before the Effective Time shall have taken action to exercise their appraisal rights pursuant to Section 1301 of the CGCL.

(e)           Consents.  The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(f)            Material Adverse Effect.  No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(g)           Opinion of Counsel.  Parent shall have received from Manatt, Phelps & Phillips, LLP, counsel to the Company, an opinion of counsel substantially in the form annexed hereto as Exhibit E.

(h)           Comfort Letters.  Parent shall have received “comfort” letters in the customary form from Deloitte Touche, dated the date of distribution of the Proxy Statement and the Closing Date (or such other date or dates reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Proxy Statement.

(i)            Voting Agreements. Parent and certain of the Company’s stockholders mutually identified by Parent and the Company shall have entered into the Voting Agreements in the form of Exhibit C, which shall be in full force and effect.

(j)            Other Deliveries.  At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents and certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(k)           Resignations. The parties shall have agreed to the persons to be listed on Schedules 6.2(k) and 6.3(k) hereto and such persons shall have resigned from their positions and offices.

(l)            Company Third Party Expenses.  The Company shall have delivered to Parent the Statement of Expenses certified by the Chief Executive Officer of the Company setting forth the Company Third Party Expenses.

(m)          Stockholder List.  The Company shall have delivered to Parent, as of the Closing Date, a true and complete list of all holders of Company Capital Stock and all holders of Company Stock Options, Company Warrants and any other rights to purchase Company Capital Stock as of the Closing Date including the number of shares held at the Closing Date by each such holder and the address of each such holder certified by the Secretary of the Company.

(n)           Company Schedule.  The Company shall have delivered the Company Schedule, or portions thereof not delivered upon execution of this Agreement, which shall be satisfactory to Parent in its reasonable discretion.

(o)           Employment Agreements.  Employment Agreements between the Company and or Parent and current management of the Company as mutually agreed between the Company and Parent, in form reasonably satisfactory to the parties, shall have been executed and delivered.

(p)           Representative.  The Company shall have identified a Representative and caused the Representative to become a party to this Agreement and the Escrow Agreement.

(q)           Warrants.  On or before April 30, 2006, all Company Warrants shall have either been (i) amended in a manner reasonably acceptable to Parent or (ii) exercised (subject to the occurrence of the Closing).

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification.  (a)  Subject to the terms and conditions of this Article VII (including, without limitation, the limitations set forth in Section 7.4), Parent and the Surviving Corporation and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall have the right to recover from the Escrow Agent out of the Escrow Cash, any and all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i)            the inaccuracy or breach of any representation or warranty of Company contained in Article II of this Agreement, or any certificate delivered by the Company to Parent pursuant to this Agreement in connection with the Closing;

(ii)           the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

(iii)          any claim made by a Dissenter for an appraisal of the value of such Dissenting Shares pursuant to, and in accordance with, the provisions of the CGCL; provided, however, that in no event shall Parent be entitled to recover Losses for Dissenter claims from more than five percent (5%) of the shares of any class of securities of the Company outstanding immediately prior to the Effective Time.

(b)           As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.  Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any party may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.  Losses shall not be reduced by any

Tax benefits recognized by Parent as a result of the Losses nor by any insurance purchased by Parent to indemnify it for breaches of representations and warranties under this Agreement.

7.2           Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)           Notice of Claim.  Parent, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b)           Defense.  The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense.  If the Representative elects to assume the defense of a Third Party Claim:

(i)            the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement, which approval will not be unreasonably withheld; and

(ii)           Parent shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

(c)           Limitations of Right to Assume Defense.  The Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(d)           Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce any liability or caused or increased such liability or otherwise caused the damages claimed by Parent to be greater than such damages would have been had Parent given the Representative prompt notice hereunder.  So long as the Representative is defending any such action actively and in good faith, Parent shall not settle such action.  Parent shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)           Failure to Defend.  If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f)            Parent’s Rights.  Anything in this Section 7.2 to the contrary notwithstanding, the Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g)           Representative Consent.  Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement, if applicable.

7.3           Insurance Effect.  To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance other than any insurance purchased by Parent to indemnify it for breaches of representations and warranties under this Agreement, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim.  The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing.  If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Former Stockholders and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Escrow Account, if applicable, pursuant to this Agreement in respect of such Loss.  Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4           Limitations on Indemnification.  (a)  Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing until one year after the Closing Date  (the “Survival Period”).  The indemnification and other obligations under this Article VII shall survive for the Survival Period and shall terminate with the expiration of such Survival Period, except that:  (i) any claims for breach of representation or warranty made by a party hereunder by filing a demand for arbitration under Section 10.12 shall be preserved until final resolution thereof despite the subsequent expiration of the Survival Period and (ii) any claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof.  No claim for indemnification under this Article VII shall be first asserted after the end of the applicable Survival Period.

(b)           Basket.  No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $2,000,000 in the aggregate (the “Basket”), in which event the amount payable shall be for all such Losses (including all Losses included within the Basket).  Notwithstanding anything contained herein to the contrary, the Basket will not be applicable to (i) claims related to Excess Third Party Expenses or (ii) claims arising from fraud, willful misrepresentation or willful misconduct.  Only Losses in excess of $25,000, individually or in the aggregate incurred as part of a series of related Losses (the “Materiality Threshold”) shall be included in determining whether the Basket has been satisfied.   Losses below the Materiality Threshold shall in no event give rise to any indemnity rights in favor of Parent, even if the Basket is otherwise satisfied.

(c)           Aggregate Amount Limitation.  The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Cash (the “Liability Cap”) and Parent shall have no claim against any of the Company stockholders other than for sole recourse to the Escrow Cash (including any earnings thereon); provided that such limitations shall not apply (i) in the case of claims arising from fraud, willful misrepresentation or willful misconduct, or (ii) to any Excess Third Party Expenses; provided further that in no event shall any such claim against any Former Stockholder exceed the aggregate Per Share Merger Consideration received by such Former Stockholder.

7.5           Exclusive Remedy.  Parent hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims, whether direct, third party or otherwise, for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII.

7.6           Damages; Adjustment to Merger Consideration.  Amounts paid for indemnification under Article VII shall reduce the Total Merger Consideration received by the Company’s stockholders.

7.7           Representative Capacities; Application of Escrow Cash.

(a)           The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Former Stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by the Representative in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Cash.  The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement.  The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Cash to satisfy any claim for indemnification pursuant to this Article VII.  The Escrow Agent will hold the remaining portion of the Escrow Cash until final resolution of all claims for indemnification or disputes relating thereto.

(b)           Escrow Agent shall release the Escrow Cash, or the remaining balance in the manner set forth in the Escrow Agreement, to the Former Stockholders on a pro-rata basis, subject to any amounts reserved (in the manner provided for in the following sentence) to address unresolved claims for indemnification submitted prior to the expiration of the Survival Period. To the extent that claims for indemnification submitted prior to the expiration of the Survival Period remain unresolved as of such date, the Escrow Agent shall reserve and not pay to the Former Stockholders an amount intended to satisfy such claims when finally resolved, which amount shall be determined in the following manner: (i) to the extent that the amount of the claim is included in the notice provided pursuant to 7.1 or 7.2, as the case may be, such amount plus an amount reasonably estimated by the Parent Indemnitees to provide reimbursement for costs and expenses incurred in resolving such claim shall be reserved until the final resolution and payment of such claim, and (ii) to the extent that the amount of the claim remains unknown, an amount reasonably estimated by the Parent Indemnitees as providing adequate recourse for satisfaction of the final amount of the claim, plus an amount reasonably estimated by the Parent Indemnitees to provide reimbursement for costs and expenses incurred in resolving such claim shall be reserved until the final resolution and satisfaction of such claim. As outstanding claims are resolved, reserves in excess of the amounts withheld with respect to all claims remaining unresolved shall be released to the Former Stockholders as provided for in this Section 7.7(b).

ARTICLE VIII

TERMINATION

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Parent and the Company at any time;

(b)           by either Parent or the Company if the Proxy Statement shall not have been filed with the Securities and Exchange Commission on or before June 30, 2006;

(c)           by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)           by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30) day period);

(e)           by the Company, if the Company’s stockholders decline to approve the transactions contemplated by this Agreement, by giving Parent seven days prior written notice thereof;

(f)            by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(f) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30) day period);

(g)           by either Parent or the Company, if, at the Parent Stockholders’ Meeting , including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation; or

(h)           by either Parent or the Company if the Closing Date shall not have occurred by August 15, 2006.

8.2           Notice of Termination; Limited Remedy.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following:  (i) Sections 5.8, 5.16, 8.2, 8.3, 8.4 and Article X (General Provisions) shall survive the termination of this Agreement.  The sole remedy of any party hereto for breach of this Agreement occurring prior to Closing by any other party hereto shall be limited to termination of this Agreement, and no party shall have any claim against the other for damages or equitable relief for breach of this Agreement occurring prior to the Closing; provided, however, that Parent shall retain the right to the Termination Fee on the terms and conditions set forth in Section 8.4.  Notwithstanding the foregoing, the parties may sue for specific performance.

8.3           Fees and Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses

8.4           Termination Fee.  If (i) the Company terminates this Agreement under Section 8.1(e), (ii) the Parent terminates this Agreement under Section 8.1(f) or (iii) the Company fails to obtain approval of its stockholders for the adoption of this Agreement by April 30, 2006 and, within six months after the date of such termination or failure, the Company either enters into a definitive agreement to consummate, or consummates any of the following transactions (whether in a single transaction or series of transactions) (i) a sale by the Company of all substantially all of its assets or (ii) a sale of stock, merger, reorganization or other transaction that results in transfer of ownership of more than fifty percent of the capital stock of the Company outstanding on the date of termination of this Agreement, then the Company shall promptly pay to the Parent a fee in the amount of $10,000,000 (the “Termination Fee”).  The parties acknowledge and agree that the agreements set forth in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company and Parent would not have entered into this Agreement.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Acquisition Proposal”   Section 5.18

“affiliate”   Section 10.2(f)

“Affiliate”  Section 2.11

“Agreement”   Heading; Section 1.2

 “Approvals”   Section 2.1(a)

“Audited Financial Statements”   Section 2.7(a)

“Basket”  Section 7.4(b)

“CGCL”   Recital A

“COBRA”   Section 2.11

“Certificate of Incorporation” Section 1.4(a)

“Certificate of Merger”   Section 1.2

“Certificates”   Section 1.6(b)

“Charter Documents”   Section 2.1(a)

“Closing”   Section 1.2

“Closing Date”   Section 1.2

“Code”   Section 1.6(e)

“Company”   Heading

“Company Capital Stock”   Section 1.5(a)

“Company Closing Certificate”   Section 6.3(a)

“Company Common Stock”   Recital B

“Company Contracts”   Section 2.19(a)

“Company Employee Plan”   Section 2.11

“Company Intellectual Property”   Section 2.18

“Company-Operated Stores”   Section 2.14(a)(ii)

“Company Option”   Section 2.3(a)

“Company Preferred Stock”   Recital B

“Company Products”   Section 2.18

“Company Registered Intellectual Property”   Section 2.18

“Company Schedule”   Article II, Preamble

“Company Stock Option Plans”   Section 1.5(c)

“Company Stockholder Approval”   Section 5.2(a)

“Company Third Party Expenses”   Section 5.22

“Company Warrants”   Section 2.3(a).

“Continuing Employees”  Section 5.19

“Continental”   Section 1.10

“Corporate Records”   Section 2.1(c)

 “DOL”   Section 2.11

“DGCL”   Section 5.1(b)

“Disclosure Schedules”   Section 5.16

“Dissenter”   Section 1.13(a)

“Dissenting Shares”   Section 1.13 (b)

“Effective Time”   Section 1.2

“Environmental Law”   Section 2.16(b)

“Employee”   Section 2.11

“Employee Agreement”   Section 2.11

“ERISA”   Section 2.11

“Escrow Agreement”   Section 1.10

“Escrow Cash”   Section 1.10

“Escrow Period”   Section 1.10

“Excess Third Party Expenses”   Section 5.22

“Exchange Act”   Section 5.1

“Exchange Agent”   Section 1.6

“Exchange Ratio”  Section 5.18

“Former Stockholders”   Section 1.10

“FMLA”   Section 2.11

“Franchised Property”   Section 2.14(a)(i)

“Governmental Action/Filing”   Section 2.21

“HIPPA”   Section 2.11

“HSR Act”   Section 2.5(b)

“Hazardous Substance”   Section 2.16(c)

“Headquarters Lease”   Section 2.14(a)(iii)

“IRS”   Section 2.11

“Insider”   Section 2.19(a)(ii)

“Insurance Policies”   Section 2.20(a)

“Intellectual Property”   Section 2.18

“International Employee Plan”   Section 2.11

“knowledge”   Section 10.2(d)

“Lease Documents”  Section 2.14(d)

“Leased Real Property”   Section 2.14(d)

“Legal Requirements”   Section 10.2(b)

“Letter of Transmittal”   Section 1.6(b)

“Liability Cap”   Section 7.4(c)

“Lien”   Section 10.2(e)

“Losses”   Section 7.1(b)

“Material Adverse Effect”   Section 10.2(a)

“Material Company Contracts”   Section 2.19(a)

“Materiality Threshold”   Section 7.4(b)

“Merger”   Recital A

“Merger Agreement”   Section 1.2

“Merger Form 8-K”   Section 5.6(a)

“Merger Sub”   Heading

“Merger Sub Common Stock”   Section 1.5(e)

“Mintz Levin”   Section 1.2

“Notice of Claim”   Section 7.2(a)

“Other Filings”   Section 5.1

“Other Real Property”   Section 2.14(a)(iii)

“Owned Real Property”   Section 2.14(b)

“PBGC”   Section 2.11

“Parent”   Heading

“Parent Closing Certificate”   Section 6.2(a)

“Parent Indemnitees”   Section 7.1

“Parent Plan”   Section 5.1(a)

“Parent Schedule”   Article III, Preamble

“Parent SEC Reports”   Section 3.5

“Parent Stockholders’ Meeting”   Section 2.24

“Parent Stockholder Approval”   Section 5.1(a)

“Patents”   Section 2.18

“Pension Plan”   Section 2.11

“Per Share Merger Consideration”   Section 1.5(a)(A)

“Person”   Section 10.2(c)

“Press Release”   Section 5.6(a)

“Proxy Statement”   Section 2.24

“Real Property”   Section 2.14(c)

“Registered Intellectual Property”   Section 2.18

“Representative”   Section 1.11(b)(i)

“Representative Account”   Section 1.11(b)(ii)

“Requisite Former Stockholders”  Section 1.11(b)(iv)

“Returns”   Section 2.15(b)(i)

“Routine Operating Contracts”   Section 2.19(a)

“Securities Act”   Section 5.1

“Statement of Expenses”   Section 5.22

“Subject Party”   Section 5.8(b)(iii)

“Survival Period”   Section 7.4(a)

“Surviving Corporation”   Section 1.1

“Tax/Taxes”   Section 2.15(a)

“Termination Fee”   Section 8.4

“Third Party Expenses”   Section 5.22

“Third Party Claim”   Section 7.2

“Trademarks”   Section 2.18

“Treasury Method”  Section 1(a)(B)

“Total Indebtedness”   Section 1.5(a)(C)

“Total Merger Consideration”   Section 1.5(a)(D)

“Trust Fund”   Section 3.11

“UFOCs”   Section 2.25(c)

“U.S.  GAAP”   Section 2.7(a)

“Unaudited Financial Statements”   Section 2.7(b)

“Voting Agreement”   Section 5.4

ARTICLE X

GENERAL PROVISIONS

10.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Services Acquisition Corp. International
401 East Olas Boulevard, Suite 1140
Fort Lauderdale, Florida 33301
Attention:
Telephone:
Facsimile:

with a copy to:

Kenneth R. Koch, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Telephone: 212-935-3000
Facsimile: 212-983-3115

if to the Company to:

Jamba Juice Company.
1700 17th Street
San Francisco, California 94103
Attention: Michael Fox, Esq.
Telephone: (415) 865-1253
Facsimile: (415) 865-1294

with a copy to:

Manatt, Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, California, 90064
Attention: Richard J. Maire, Jr., Esq.
Telephone: (310) 312-4168
Facsimile: (310) 312-4224

10.2         Interpretation.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.  Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.  For purposes of this Agreement:

(a)           the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect:  (i) changes in general national or regional economic conditions, or (ii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell.

(b)           the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(c)           the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d)           the term “knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean the actual knowledge of Paul Clayton, Donald Breen, Michael Andrews, Michael Fox, Beth Lombard, Russ Testa, Anne Kimball, Lucretia Cotton and Karen Kelly.

(e)           the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest);

(f)            the term “affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g)           all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3         Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4         Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6         Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7         Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8         Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9         Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10       Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11       Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12       Dispute Resolution.

(a)           In the event of a dispute hereunder or relating to the transactions contemplated hereby, including under or with respect to any of the agreements to be executed and delivered pursuant hereto, arbitration will be the sole and exclusive method of resolving the dispute, except that a party may seek a preliminary injunction, temporary restraining order, or other preliminary judicial relief if, in its judgment, the action is necessary to avoid irreparable damage or harm.

(b)           The arbitrator will consist of any person who is mutually acceptable to the parties to the dispute.  However, if the parties are unable to agree on a single arbitrator, an arbitration panel of three arbitrators will be selected as provided below.  Each party (Parent and Merger Sub, on the one hand, and Company and the Former Stockholders through the Representative, on the other hand), shall select one arbitrator, within 10 days from the date one party advises the other party that it cannot agree on a single arbitrator, and the third arbitrator shall be selected by the two chosen by the parties within 10 days of such two arbitrators being chosen.  Every arbitrator must be independent (not a party to this Agreement or a lawyer or relative to a party to this Agreement or an agent, officer, director, employee, shareholder or affiliate of a party to or a relative of any of those persons) without any economic or financial interest of any kind in the outcome of the arbitration.  Each arbitrator’s conduct will be governed by the rules of the American Arbitration Association.  The arbitration will be conducted in Wilmington, Delaware, in accordance with the rules of the American Arbitration Association and the discovery rules of the Delaware Rules of Civil Procedure. The arbitrator or arbitration panel will use reasonable best efforts to cause the arbitration to be concluded as soon as practicable.  The arbitrators shall not be empowered to award punitive damages.  The arbitrator’s or arbitrators’ fees shall be shared equally by the parties unless the arbitrator or arbitration panel shall determine that the nonprevailing party in such arbitration shall pay the entire or a disproportionate amount of such fees.

(c)           The arbitrator or a majority of the arbitration panel shall render its decision in writing within thirty (30) days after the conclusion of the hearing.  The decision of the arbitrator arbitration panel will be final, binding and conclusive as to all the parties and the decision of the arbitrator or arbitration panel will not be subject to appeal, review or re-examination, except for willful misconduct by an arbitrator that prejudices the rights of any party to the arbitration.  Any party may enforce the arbitration award in any state or federal court located in the State of Delaware.

(d)           The prevailing party in any dispute shall be entitled to recover from the other party all of its costs and expenses incurred in connection with the enforcement of its rights hereunder or thereunder, including reasonable attorneys’ and paralegals’ fees and costs incurred before and at arbitration, at any other proceeding, at all tribunal levels and whether or not suit or any other proceeding is brought.

(e)           In the case of any dispute involving the holders of Company Capital Stock and/or holders of any Company Stock Options after the Closing Date, the Representative shall have all absolute and sole authority acting in its sole and absolute discretion and judgment to act on behalf of and bind all of the stockholders and/or holders of any Company Stock Options, on all matters directly or indirectly related to or arising under this Agreement and the Escrow Agreement or any other agreement or matter related thereto. By execution of this Agreement, the Representative agrees to be bound by and comply with all of the terms of this Agreement and the Escrow Agreement as if a signatory thereto.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SERVICES ACQUISITION CORP. INTERNATIONAL

By:	/s/ Steven Berrard
Title: Chairman

JJC ACQUISITION COMPANY

By:	/s/ Thomas E. Aucamp
Title: President

JAMBA JUICE COMPANY

By:	/s/ Paul Clayton
Title: President

By:	/s/ Michael Fox
Title: Secretary

Representative

By:
Title:

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A	Form of Escrow Agreement

EXHIBIT B	Merger Sub Charter Documents

EXHIBIT C	Form of Voting Agreement

EXHIBIT D	Form of Mintz Levin Legal Opinion

EXHIBIT E	Form of Manatt Phelps Legal Opinion

SCHEDULES

SCHEDULE 2	Company Schedule

SCHEDULE 3	Parent Schedule

SCHEDULE 5.3	Officers and Directors

SCHEDULE 6.2(k) Company Resignations

SCHEDULE 6.3(k) Company Resignations

SCHEDULE 2

COMPANY SCHEDULE

SCHEDULE 3

PARENT SCHEDULE

2

SCHEDULE 5.3

DIRECTORS AND OFFICERS OF PARENT AND THE COMPANY

From and after the Closing, the following persons will be the Directors and Officers of Parent and the Company:

1.  PARENT

Directors

Steve Berrard, Tom Byrne, Paul Clayton and such other existing Company Board members and new outside directors as the parties may agree.

Officers

Chief Executive Officer and President – Paul Clayton

Chief Financial Officer – Donald Breen

1.  COMPANY

Directors

Steve Berrard, Tom Byrne, Paul Clayton and such other existing Company Board members and new outside directors as the parties may agree.

Officers

Chief Executive Officer and President – Paul Clayton

Chief Financial Officer – Donald Breen

3

SCHEDULE 6.2(h)

PARENT RESIGNATIONS

4

SCHEDULE 6.3(k)

COMPANY RESIGNATIONS

5